EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-149237, 333-159306, 333-165144, 333-172492, 333-180770, 333-187406, 333-194833, 333-203028, 333- 210420, 333-216893, 333-223838, 333-230391, 333-237405, 333-254298 and 333-263767) pertaining to the 2016 Incentive Compensation Plan of Allot  Ltd., of our reports dated March 28, 2023, with respect to the consolidated financial statements of Allot Ltd., and  the effectiveness of internal control over financial reporting of Allot Ltd., included in this Annual Report (Form  20-F) for the year ended December 31, 2022.

/s/ KOST FORER GABBAY & KASIERER
KOST FORER GABBAY & KASIERER	Tel Aviv, Israel
A Member of Ernst & Young Global	March 28, 2023